As filed with the Securities and Exchange Commission on August 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	43-1570294
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3172 Porter Drive

Palo Alto, California 94304

(650) 384-8500

(Address of Principal Executive Offices including Zip Code)

CV Therapeutics, Inc. 2000 Equity Incentive Plan

CV Therapeutics, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Daniel K. Spiegelman Senior Vice President and Chief Financial Officer CV THERAPEUTICS, INC. 3172 Porter Drive Palo Alto, California 94304 (650) 384-8500	Copy to: Alan C. Mendelson, Esq. LATHAM & WATKINS LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price (4)	Amount Of Registration Fee
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (1) (5)	4,400,000	$11.25	$49,500,000	$1,520
Common Stock, $0.001 par value, issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (2) (5)	500,000	$11.25	$5,625,000	$173
TOTAL (1) (2) (5)	4,900,000	$11.25	$55,125,000	$1,693

(1)	An aggregate of 4,400,000 shares are being registered hereunder for issuance pursuant to the CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”).
(2)	The CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”) authorizes the issuance of a maximum of 2,173,889 shares, of which 500,000 shares are being registered hereunder.
(3)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share, which become issuable under the Incentive Plan or the ESPP by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan(s) described herein.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the average of the high ($11.69) and low ($10.80) prices of the registrant’s common stock as reported on the Nasdaq Global Market on July 30, 2007.
(5)	Each share of common stock being registered hereunder, if issued prior to the termination by the registrant of its Amended and Restated Rights Agreement, will include a preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the common stock.

This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

By a registration statement on Form S-8 filed with the Commission on January 29, 2001, Registration Statement No. 333-54526 (the “First Incentive Plan Registration Statement”), the registrant registered 1,500,000 shares of common stock issuable under the CV Therapeutics, Inc. 2000 Equity Incentive Plan (the “Incentive Plan”). By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Second Incentive Plan Registration Statement”), the registrant registered 950,000 shares of common stock issuable under the Incentive Plan. By a registration statement on Form S-8 filed with the Commission on December 16, 2004, Registration Statement No. 333-121328 (the “Third Incentive Plan Registration Statement”), the registrant registered 404,685 shares of common stock issuable under the Incentive Plan. By a registration statement on Form S-8 filed with the Commission on September 12, 2005, Registration Statement No. 333-128264 (the “Fourth Incentive Plan Registration Statement”), the registrant registered 5,780,471 shares of common stock issuable under the Incentive Plan. The registrant is hereby registering 4,400,000 shares of common stock issuable under the Incentive Plan, as described below.

As amended and restated effective May 31, 2007, the Incentive Plan authorizes the issuance of a number of shares of common stock equal to the sum of (i) 8,850,000 shares of common stock; (ii) that number of shares of common stock remaining available for issuance as of March 29, 2004 under the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan (the “Nonstatutory Plan”) (not to exceed 404,685 shares of common stock); (iii) that number of shares of Common Stock that after March 29, 2004 again become available for issuance under the Nonstatutory Plan under Section 4(b) thereof as a result of stock awards granted thereunder before March 29, 2004 expiring or terminating without having been exercised in full; (iv) that number of shares of common stock remaining available for issuance as of March 31, 2005 under the CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) (not to exceed 20,335 shares of Common Stock) and (v) that number of shares of common stock that after March 31, 2005 again become available for issuance under the Directors’ Plan under Section 3(a) thereof as a result of options granted thereunder before March 31, 2005 expiring or terminating without having been exercised in full.

By a registration statement on Form S-8 filed with the Commission on January 8, 1997, Registration Statement No. 333-19389 (the “First ESPP Registration Statement”), the registrant registered 150,000 shares of common stock issuable under the CV Therapeutics, Inc. Employee Stock Purchase Plan (the “ESPP”). By a registration statement on Form S-8 filed with the Commission on August 11, 2000, Registration Statement No. 333-43560 (the “Second ESPP Registration Statement”), the registrant registered 75,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on June 29, 2001, Registration Statement No. 333-64230 (the “Third ESPP Registration Statement”), the registrant registered 98,889 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 15, 2002, Registration Statement No. 333-98195 (the “Fourth ESPP Registration Statement”), the registrant registered 100,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on September 30, 2003, Registration Statement No. 333-109333 (the “Fifth ESPP Registration Statement”), the registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on December 16, 2004, Registration Statement No. 333-121328 (the “Sixth ESPP Registration Statement”), the registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on September 12, 2005, Registration Statement No. 333-128264 (the “Seventh ESPP Registration Statement”), the registrant registered 250,000 shares of common stock issuable under the ESPP. By a registration statement on Form S-8 filed with the Commission on August 7, 2006, Registration Statement No. 333-136373 (the “Eighth ESPP Registration Statement”), the registrant registered 500,000 shares of common stock issuable under the ESPP. The registrant is hereby registering 500,000 shares of common stock issuable under the ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the First Incentive Plan Registration Statement, Second Incentive Plan Registration Statement, Third Incentive Plan Registration Statement, Fourth Incentive Plan Registration Statement, First ESPP Registration Statement, Second ESPP Registration Statement, Third ESPP Registration Statement, Fourth ESPP Registration Statement, Fifth ESPP Registration Statement, Sixth ESPP Registration Statement, Seventh ESPP Registration Statement and Eighth ESPP Registration Statement are incorporated by reference herein.

PART II

Item 8.	Exhibits

See the Exhibit Index on Page 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Palo Alto, County of Santa Clara, State of California, on the 31st day of July, 2007.

CV THERAPEUTICS, INC.

By:	/s/ DANIEL K. SPIEGELMAN
Daniel K. Spiegelman
Senior Vice President and Chief Financial Officer
(Principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LOUIS G. LANGE, M.D., PH.D. and DANIEL K. SPIEGELMAN, jointly and severally, his or her attorneys-in-fact and agents, each with power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ LOUIS G. LANGE	Chairman of the Board and Chief	July 31, 2007
Louis G. Lange, M.D., Ph.D.	Executive Officer
(Principal executive officer)

/S/ DANIEL K. SPIEGELMAN	Senior Vice President and	July 31, 2007
Daniel K. Spiegelman	Chief Financial Officer
(Principal financial and accounting officer)

/S/ SANTO J. COSTA	Director	July 31, 2007
Santo J. Costa

/S/ JOSEPH M. DAVIE	Director	July 31, 2007
Joseph M. Davie

/S/ THOMAS L. GUTSHALL	Director	July 31, 2007
Thomas L. Gutshall

/S/ PETER BARTON HUTT	Director	July 31, 2007
Peter Barton Hutt

/S/ KENNETH B. LEE, JR.	Director	July 31, 2007
Kenneth B. Lee, Jr.

Signatures	Title	Date

/S/ BARBARA J. MCNEIL	Director	July 31, 2007
Barbara J. McNeil, M.D., Ph.D.

/S/ THOMAS E. SHENK	Director	July 31, 2007
Thomas E. Shenk, Ph.D.

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	Amended and Restated Certificate of Incorporation of the Company (Filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8, File No. 333-136373, and incorporated herein by reference).

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock dated September 27, 2006 (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed by the Company October 2, 2006, and incorporated herein by reference).

4.3	Restated Bylaws of the Company (Filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-1, File No. 333-12675, and incorporated herein by reference).

4.4	CV Therapeutics, Inc. 2000 Equity Incentive Plan, as amended (Filed as Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on April 25, 2007, and incorporated herein by reference).

4.5	Employee Stock Purchase Plan, as amended (Filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed May 1, 2006, and incorporated herein by reference).

4.6	First Amended and Restated Rights Agreement dated July 19, 2000 between the Company and Wells Fargo Bank Minnesota, N.A. (Filed as Exhibit 10.77 to the Company’s Quarterly Report on Form 10-Q for the Second Quarter 2000, and incorporated herein by reference).

4.7	Form of Rights Certificate dated July 19, 2000 between the Company and Wells Fargo Bank Minnesota, N.A. (Filed as Exhibit 10.79 to the Company’s Quarterly Report on Form 10-Q for the Second Quarter 2000, and incorporated herein by reference).

4.8	Form of Restricted Stock Unit Agreement under the 2000 Equity Incentive Plan, as amended (Filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-8, File No 333-121328, and incorporated herein by reference).

4.9	Form of Stock Appreciation Rights Agreement under the 2000 Equity Incentive Plan (Filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference).

4.10	Form of Notice of Grant of Stock Option and Stock Option Terms and Conditions under the 2000 Equity Incentive Plan, as amended (Filed as Exhibit 4.11 to the Company’s Registration Statement on Form S-8, File No 333-121328, and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page to this Registration Statement).